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                                                                      Exhibit 5
                    [MORGAN, LEWIS & BOCKIUS LLP LETTERHEAD]


August 28, 1997



Hoenig Group Inc.
Royal Executive Park
4 International Drive
Rye Brook, New York 10573

Re:      Registration Statement on Form S-8: Hoenig Group Inc.
         1996 Long-Term Stock Incentive Plan
         1994 Stock Option Plan
         1991 Stock Option Plan

Ladies and Gentlemen:

We have acted as special counsel to Hoenig Group Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8, including the exhibits thereto (the "Registration Statement"), to be filed under the Securities Act of 1933, as amended (the "Act"), for the registration of the original issuance of 2,877,833 shares of common stock, par value $0.01 per share, along with associated rights attached thereto (together, the "Common Stock"), entitling the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating
Preferred Stock, par value $0.01 per share, upon the occurrence of certain events pursuant to a Rights Agreement between the Company and Continental Stock Transfer & Trust Company (the "Rights Agreement"), to be offered and sold pursuant to the Company's 1996 Long-Term Stock Incentive Plan, 1994 Stock Option Plan and 1991 Stock Option Plan (collectively, the "Plans").

In connection with this opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation, the Amended and Restated By-laws of the Company, the Plans, the Rights Agreement, certain of the Company's corporate proceedings as reflected in its minute books, and such other records as we have deemed relevant. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. In addition, we have made such other examinations of law and of fact as we have deemed appropriate in order to form a basis for the opinion hereinafter expressed.

With respect to the original issuance of shares of Common Stock pursuant to the Plans, we have assumed that the shares of Common Stock will be issued, and the certificates evidencing the same will be duly delivered, in accordance with the terms of the Plans and against receipt of the consideration stipulated therefor, which will not be less than the par value of the shares of Common Stock.


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Based upon the foregoing, we are of the opinion that the shares of Common Stock being registered for original issuance on the Registration Statement have been duly authorized and, when issued and paid for in accordance with the foregoing assumptions, will be validly issued, fully paid and non-assessable.

The opinion set forth above is limited to the Delaware General Corporation Law, as amended.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion and consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,



/s/ Morgan, Lewis & Bockius LLP